EXHIBIT 24

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duty executed this joint filing agreement as of the date set forth below.

Dated: December 3, 2024

CONNECT MIDSTREAM, LLC

By:	/s/ Jason H. Downie
	Name:	Jason H. Downie
	Title:	Director

TAILWATER ENERGY FUND III LP

By:	TW GP EF-III LP, its general partner

By:	TW GP EF-III GP, LLC, its general partner

By:	Tailwater Capital LLC, its sole member

By:	/s/ Jason H. Downie
	Name:	Jason H. Downie
	Title:	Managing Partner

TAILWATER CAPITAL LLC

By:	/s/ Jason H. Downie
	Name:	Jason H. Downie
	Title:	Managing Partner

By:	/s/ Jason H. Downie
	Name:	Jason H. Downie

By:	/s/ Edward Herring
	Name:	Edward Herring